Exhibit 99.1

News Release

Contacts:
Steve Dale	Judith T. Murphy
Media	Investors/Analysts
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE THIRD QUARTER OF 2009
Achieves Record Total Net Revenue of $4.3 Billion
     MINNEAPOLIS, October 21, 2009 — U.S. Bancorp (NYSE: USB) today reported net income of $603 million for the third quarter of 2009, or $.30 per diluted common share. Earnings for the third quarter were driven by record total net revenue of $4.3 billion, the result of strong year-over-year growth in both net interest income and fee revenue. The Company’s results were impacted by three significant items, including $415 million of provision for credit losses in excess of net charge-offs, $76 million of net securities losses and a $39 million gain related to the Company’s investment in Visa Inc (NYSE:V). These significant items, in total, reduced diluted earnings per common share by approximately $.19 in the third quarter of 2009. Highlights for the third quarter of 2009 included:
•	Average loan growth of 9.3 percent (2.6 percent excluding acquisitions) over the third quarter of 2008, driven by average retail loan growth of 9.3 percent, led by credit card balances, home equity lines and student loans. New lending activity during the third quarter included:
•	$8.4 billion of new commercial and commercial real estate commitments

•	$17.6 billion of commercial and commercial real estate commitment renewals

•	$1.8 billion of lines related to new credit card accounts (excluding portfolio purchases)

•	$4.3 billion of other retail originations
•	Strong average deposit growth of 24.6 percent (16.1 percent excluding acquisitions) over the third quarter of 2008, including:
•	Average noninterest-bearing deposits growth of 30.6 percent

•	Average total savings deposits growth of 33.5 percent
•	Strong growth in total net revenue of 25.8 percent over the third quarter of 2008 (14.1 percent excluding net securities losses)

U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

•	Net interest income growth of 9.7 percent over the third quarter of 2008, driven by an 8.9 percent increase in average earning assets and an increase in core deposit funding

•	Net interest margin percentage of 3.67 percent for the third quarter of 2009, compared with 3.65 percent in the third quarter of 2008 (and 3.60 percent in the second quarter of 2009)

•	Strong year-over-year growth in noninterest income (19.0 percent, excluding net securities losses), driven by:
•	A $215 million increase in mortgage banking revenue due to robust mortgage loan production volume of $14.8 billion and loan applications totaling $15.5 billion

•	An 18.9 percent increase in commercial products revenue

•	Higher treasury management fees (10.2 percent) and ATM processing services fees (9.6 percent)

•	Lower retail lease residual losses
•	Positive core operating leverage; industry leading efficiency ratio of 47.5 percent in the third quarter of 2009
•	Credit costs trended higher, but the rate of increase moderated; the allowance for credit losses increased:
•	Provision for credit losses exceeded net charge-offs by $415 million, or approximately 40 percent of net charge-offs for the quarter, resulting in an increase to the allowance for credit losses

•	Net charge-offs and nonperforming assets increased, but the rate of growth moderated to 12.1 percent and 9.4 percent, respectively, on a linked quarter basis

•	Allowance to period-end loans increased to 2.72 percent at September 30, 2009, compared with 2.51 percent at June 30, 2009

•	Allowance to nonperforming assets was 114 percent at September 30, 2009, and at June 30, 2009
•	Strong capital ratios at September 30, 2009:
•	Tier 1 capital ratio of 9.5 percent

•	Total risk-based capital ratio of 13.0 percent

•	Tier 1 common equity ratio of 6.8 percent
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

EARNINGS SUMMARY	Table 1

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q09 vs	3Q09 vs	YTD	YTD	Percent
($ in millions, except per-share data)	2009	2009	2008	2Q09	3Q08	2009	2008	Change

Net income attributable to U.S. Bancorp	$603	$471	$576	28.0	4.7	$1,603	$2,616	(38.7)
Diluted earnings per common share	.30	.12	.32	nm	(6.3)	.66	1.46	(54.8)

Return on average assets (%)	.90	.71	.94			.81	1.45
Return on average common equity (%)	10.0	4.2	10.8			7.7	16.6
Net interest margin (%)	3.67	3.60	3.65			3.62	3.60
Efficiency ratio (%)	47.5	51.0	47.8			48.1	45.9
Tangible efficiency ratio (%) (a)	45.3	48.7	45.5			45.9	43.7

Dividends declared per common share	$.050	$.050	$.425	—	(88.2)	$.150	$1.275	(88.2)
Book value per common share (period-end)	12.38	11.86	11.50	4.4	7.7

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income, excluding net securities gains (losses) and intangible amortization.
     U.S. Bancorp reported net income of $603 million for the third quarter of 2009, higher than the $576 million for the third quarter of 2008 and $471 million for the second quarter of 2009. Diluted earnings per common share of $.30 in the third quarter of 2009 were $.02 lower than the third quarter of 2008, but $.18 higher on a linked quarter basis. Return on average assets and return on average common equity were .90 percent and 10.0 percent, respectively, for the third quarter of 2009, compared with .94 percent and 10.8 percent, respectively, for the third quarter of 2008. During the third quarter of 2009, the Company strengthened its allowance for credit losses by recording $415 million of provision for credit losses in excess of net charge-offs in light of continued credit deterioration arising from the current economic environment. Other significant items in the third quarter of 2009 included $76 million of net securities losses and a $39 million gain related to the Company’s investment in Visa Inc. These significant items, in total, reduced third quarter of 2009 diluted earnings per common share by approximately $.19. In the third quarter of 2008 significant items, which included provision for credit losses in excess of net charge-offs of $250 million, net securities losses of $411 million and other market valuation losses, reduced diluted earnings per common share by approximately $.28. Significant items in the second quarter of 2009 included provision for credit losses in excess of net charge-offs of $466 million, a $123 million accrual for an FDIC special assessment, $19 million of net securities losses and $154 million of accelerated amortization of the discount associated with TARP preferred stock redeemed on June 17, 2009 (“deemed dividend”). In total, these significant items reduced second quarter of 2009 diluted earnings per common share by approximately $.34.
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “The Company’s third quarter earnings, once again, demonstrated the strength and momentum of our diverse business model and the quality of our franchise. Third quarter earnings benefited from record total net revenue of $4.3 billion, controlled expenses and manageable credit costs. Both net interest income and noninterest income increased over the same quarter of 2008 and the prior quarter, as the Company continued to experience a “flight to quality” in its traditional balance sheet businesses, evidenced by the quarter’s significant growth in core deposits, as well as positive results from its fee-based business lines and recent growth initiatives.
     “Once again, credit costs had a significant impact on earnings this quarter. Total net charge-offs and nonperforming assets were higher than the previous quarter but, as expected, the rate of increase on a linked quarter basis moderated. Net charge-offs increased by 12.1 percent and nonperforming assets rose by 9.4 percent between the second and third quarters of this year, compared with increases of 17.9 percent and 17.8 percent, respectively, between the first and second quarters of 2009. The Company strengthened its allowance for credit losses by providing an incremental $415 million of provision for credit losses. This incremental provision represented approximately 40 percent of the quarter’s net charge-offs, compared with an incremental provision equal to approximately 50 percent of net charge-offs in the second quarter. These actions to strengthen the balance sheet resulted in an allowance for credit losses as a percent of period end loans at September 30, 2009, of 2.72 percent versus a ratio of 2.51 percent at June 30, 2009.
     “The Company’s capital position remains solid with a Tier 1 capital ratio of 9.5 percent and a total risk-based capital ratio of 13.0 percent. Our capital ratios continue to be considerably above the well-capitalized level as defined by the regulators following our repayment of the preferred stock issued under the U.S. Treasury’s Capital Purchase Program in the second quarter of 2009. Early in the third quarter, our Company repurchased the 10-year warrant issued to the U.S. Treasury, effectively concluding our participation in TARP. The cost of repurchasing the warrant was $139 million and was recorded as a reduction to shareholders’ equity. We now move forward with the capacity to continue to invest, unencumbered, in our franchise and fee-based businesses, as we remain profitable during this difficult business cycle, generating capital for growth opportunities and our shareholders.
     “We continued to invest this quarter in our product and service offerings, as well as our branch distribution network. The Company also announced a number of diverse and strategically important acquisitions this quarter, including purchases of several credit card and merchant portfolios, a mutual fund
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

administration and accounting servicing business, a bond trustee business and a banking operation in Nevada. Additionally, we announced the creation of Syncada, a joint venture with Visa Inc., and several new merchant alliances both in the United States and in Europe. These investments demonstrate our Company’s continuing ability and desire to strengthen and expand our businesses by capitalizing on opportunities that present themselves during this downturn, positioning us to capture incremental growth as the domestic and global economies recover.
     “We are operating in a challenging and uncertain economic environment, but our vision into the future is clearer today than it was just three months ago. We are seeing signs of stabilization and even some improvement in the economy. While unemployment has not peaked, the rate of increase has moderated. The housing sector is weak, but the pressure on housing prices has lessened. Our commercial customers are not yet increasing the usage of their lines of credit for new investments or expansion, but they are efficiently managing their businesses through the cycle. Credit costs remain high, but the rate of deterioration has slowed. These are all indications of progress in this otherwise difficult environment.
     “Our third quarter results reaffirmed that our fundamental businesses remain strong and that our unique, independent position has and will differentiate U.S. Bancorp from its competitors. We are focused on maintaining our core operational and financial strength, while investing for growth and remaining poised to capitalize on the recovery. We expect to continue to be among the best performers in the industry, and our dedicated and engaged employees remain committed to serving our customers, supporting our communities, and assisting the government in their efforts to stimulate and strengthen the economy, while creating long-term value for our shareholders.”
     The Company’s net income for the third quarter of 2009 was higher than the same period of 2008 and prior quarter by $27 million (4.7 percent) and $132 million (28.0 percent), respectively. The increase in net income year-over-year was principally the result of an increase in total net revenue and the benefit of a reduction in the effective tax rate, partially offset by increases in noninterest expense and the provision for credit losses. Net income was higher than the prior quarter due to favorable variances in total net revenue and noninterest expense, partially offset by an increase in the provision for credit losses. Diluted earnings per common share declined slightly ($.02) from a year ago, reflecting the increase in average common shares outstanding that resulted from the Company’s common stock offering in the second quarter of 2009.
     Total net revenue on a taxable-equivalent basis for the third quarter of 2009 was $4,250 million; $871 million (25.8 percent) higher than the third quarter of 2008, reflecting a 9.7 percent increase in net interest
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

income and a 48.2 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of growth in average earning assets and an increase in core deposit funding, while noninterest income increased year-over-year, principally due to strong growth in mortgage banking revenue, a significant decrease in net securities losses, and lower residual lease valuation losses relative to the third quarter of 2008. Total net revenue was $91 million (2.2 percent) higher than the previous quarter. Net interest income was 2.5 percent higher than the second quarter of 2009 due to lower funding rates, while noninterest income, which increased by 1.8 percent over the prior quarter, benefited from higher payments-related income, growth in commercial products revenue, the gain related to the Company’s investment in Visa Inc. and lower equity investment valuation losses.
     Total noninterest expense in the third quarter of 2009 was $2,053 million; $240 million (13.2 percent) higher than the third quarter of 2008, but $76 million (3.6 percent) lower than the second quarter of 2009. The increase in total noninterest expense year-over-year was primarily due to higher FDIC deposit insurance expense, marketing and business development expense, principally related to credit card initiatives, and the impact of acquisitions. The decrease in total noninterest expense on a linked quarter basis was due primarily to the FDIC special assessment in the second quarter of 2009, partially offset by higher marketing and business development costs.
     The increase in the Company’s provision for credit losses reflected the adverse impact of current economic conditions compared with a year ago. However, on a linked quarter basis, credit deterioration moderated somewhat. The provision for credit losses for the third quarter of 2009 was $1,456 million, an increase of $61 million over the second quarter of 2009 and $708 million over the third quarter of 2008. The provision for credit losses exceeded net charge-offs by $415 million in the third quarter of 2009, $466 million in the second quarter of 2009, and $250 million in the third quarter of 2008. The increase in the provision for credit losses reflected current economic conditions and the corresponding impact on the commercial, commercial real estate and consumer loan portfolios. It also reflected stress in residential real estate markets. Net charge-offs in the third quarter of 2009 were $1,041 million, compared with $929 million in the second quarter of 2009 and $498 million in the third quarter of 2008. Given current economic conditions and the weakness in home prices and the economy in general, the Company expects net charge-offs will remain elevated for the remainder of 2009.
     Nonperforming assets were $4,392 million at September 30, 2009, compared with $4,016 million at June 30, 2009, and $1,492 million at September 30, 2008. At September 30, 2009, $9.9 billion of the
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

Company’s assets were covered by loss sharing agreements (“covered assets”) that substantially reduce the risk of credit losses to the Company, including $672 million of nonperforming assets, compared with $682 million of nonperforming covered assets at June 30, 2009. The majority of these covered nonperforming assets were considered credit-impaired at acquisition and were recorded at their estimated fair value at the date of acquisition. The remaining linked quarter and year-over-year increase in nonperforming assets was driven by stress in residential home construction and related industries, and the residential mortgage portfolio, as well as an increase in foreclosed properties, and the impact of the economic slowdown on commercial customers. The ratio of the allowance for credit losses to period-end loans, excluding covered assets, was 2.88 percent at September 30, 2009, compared with 2.66 percent at June 30, 2009, and 1.71 percent at September 30, 2008. The ratio of the allowance for credit losses to period-end loans, including covered assets, was 2.72 percent at September 30, 2009, compared with 2.51 percent at June 30, 2009. The Company anticipates nonperforming assets will continue to increase during the fourth quarter of 2009 as economic conditions affect an increasing number of borrowers in both the commercial and consumer loan categories.

INCOME STATEMENT HIGHLIGHTS	Table 2

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q09 vs	3Q09 vs	YTD	YTD	Percent
(Taxable-equivalent basis, $ in millions, except per-share data)	2009	2009	2008	2Q09	3Q08	2009	2008	Change

Net interest income	$2,157	$2,104	$1,967	2.5	9.7	$6,356	$5,705	11.4
Noninterest income	2,093	2,055	1,412	1.8	48.2	5,936	5,348	11.0

Total net revenue	4,250	4,159	3,379	2.2	25.8	12,292	11,053	11.2
Noninterest expense	2,053	2,129	1,813	(3.6)	13.2	6,053	5,410	11.9

Income before provision and taxes	2,197	2,030	1,566	8.2	40.3	6,239	5,643	10.6
Provision for credit losses	1,456	1,395	748	4.4	94.7	4,169	1,829	nm

Income before taxes	741	635	818	16.7	(9.4)	2,070	3,814	(45.7)
Taxable-equivalent adjustment	50	50	34	—	47.1	148	94	57.4
Applicable income taxes	86	100	198	(14.0)	(56.6)	287	1,060	(72.9)

Net income	605	485	586	24.7	3.2	1,635	2,660	(38.5)
Net income attributable to noncontrolling interests	(2)	(14)	(10)	85.7	80.0	(32)	(44)	27.3

Net income attributable to U.S. Bancorp	$603	$471	$576	28.0	4.7	$1,603	$2,616	(38.7)

Net income applicable to U.S. Bancorp common shareholders	$583	$221	$557	nm	4.7	$1,223	$2,560	(52.2)

Diluted earnings per common share	$.30	$.12	$.32	nm	(6.3)	$.66	$1.46	(54.8)

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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

Net Interest Income
     Net interest income on a taxable-equivalent basis in the third quarter of 2009 was $2,157 million, compared with $1,967 million in the third quarter of 2008, an increase of $190 million (9.7 percent). The increase was primarily the result of growth in average earning assets, which were higher by $19.1 billion (8.9 percent) than the third quarter of 2008, driven by an increase of $15.4 billion (9.3 percent) in average loans and $3.9 billion in loans held for sale. Net interest income grew 2.5 percent on a linked quarter basis, primarily due to favorable funding rates. During the third quarter of 2009, the net interest margin was 3.67 percent compared with 3.65 percent in the third quarter of 2008 and 3.60 percent in the second quarter of 2009. Given the current interest rate environment, the net interest margin is expected to remain relatively stable with a bias toward modest improvement in the fourth quarter.

NET INTEREST INCOME	Table 3

				Change	Change
	3Q	2Q	3Q	3Q09 vs	3Q09 vs	YTD	YTD
(Taxable-equivalent basis; $ in millions)	2009	2009	2008	2Q09	3Q08	2009	2008	Change

Components of net interest income
Income on earning assets	$2,909	$2,893	$3,110	$16	$(201)	$8,722	$9,435	$(713)
Expense on interest-bearing liabilities	752	789	1,143	(37)	(391)	2,366	3,730	(1,364)

Net interest income	$2,157	$2,104	$1,967	$53	$190	$6,356	$5,705	$651

Average yields and rates paid
Earning assets yield	4.94%	4.95%	5.77%	(.01)%	(.83)%	4.97%	5.96%	(.99)%
Rate paid on interest-bearing liabilities	1.54	1.65	2.45	(.11)	(.91)	1.63	2.72	(1.09)

Gross interest margin	3.40%	3.30%	3.32%	.10%	.08%	3.34%	3.24%	.10%

Net interest margin	3.67%	3.60%	3.65%	.07%	.02%	3.62%	3.60%	.02%

Average balances
Investment securities	$42,558	$42,189	$42,548	$369	$10	$42,357	$43,144	$(787)
Loans	181,968	183,878	166,560	(1,910)	15,408	183,837	161,639	22,198
Earning assets	234,111	234,265	214,973	(154)	19,138	234,559	211,372	23,187
Interest-bearing liabilities	194,202	192,238	185,494	1,964	8,708	193,649	182,943	10,706
Net free funds (a)	39,909	42,027	29,479	(2,118)	10,430	40,910	28,429	12,481

(a)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities, less non-earning assets.
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

AVERAGE LOANS	Table 4

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q09 vs	3Q09 vs	YTD	YTD	Percent
($ in millions)	2009	2009	2008	2Q09	3Q08	2009	2008	Change

Commercial	$44,655	$47,362	$48,137	(5.7)	(7.2)	$47,109	$47,089	—
Lease financing	6,567	6,697	6,436	(1.9)	2.0	6,678	6,336	5.4

Total commercial	51,222	54,059	54,573	(5.2)	(6.1)	53,787	53,425	.7

Commercial mortgages	24,296	23,875	22,302	1.8	8.9	23,911	21,281	12.4
Construction and development	9,533	9,852	9,446	(3.2)	.9	9,742	9,309	4.7

Total commercial real estate	33,829	33,727	31,748	.3	6.6	33,653	30,590	10.0

Residential mortgages	24,405	23,964	23,309	1.8	4.7	24,096	23,198	3.9

Credit card	15,387	14,329	12,217	7.4	25.9	14,444	11,611	24.4
Retail leasing	4,822	5,031	5,200	(4.2)	(7.3)	4,989	5,507	(9.4)
Home equity and second mortgages	19,368	19,314	17,858	.3	8.5	19,298	17,166	12.4
Other retail	22,647	22,753	21,655	(.5)	4.6	22,795	20,142	13.2

Total retail	62,224	61,427	56,930	1.3	9.3	61,526	54,426	13.0

Total loans, excluding covered assets	171,680	173,177	166,560	(.9)	3.1	173,062	161,639	7.1

Covered assets	10,288	10,701	—	(3.9)	nm	10,775	—	nm

Total loans	$181,968	$183,878	$166,560	(1.0)	9.3	$183,837	$161,639	13.7

     Total average loans, excluding covered assets, were $5.1 billion (3.1 percent) higher in the third quarter of 2009 than the third quarter of 2008, primarily driven by growth in retail loan categories. Average total retail loans grew $5.3 billion, total commercial real estate loans grew $2.1 billion, and residential mortgages grew $1.1 billion. This growth was partially offset by a $3.4 billion decline in total commercial loans, principally due to lower utilization of existing commitments and to a reduction in demand for new loans. Retail loan growth, year-over-year, was driven by increases in credit cards, home equity lines and federally-guaranteed student loans. Included in the growth of average credit card loans outstanding were portfolio purchases during the third quarter of approximately $1.3 billion. Total average loans were $1.9 billion (1.0 percent) lower in the third quarter of 2009 than the second quarter of 2009, as increases in credit cards (7.4 percent) and residential mortgages (1.8 percent) were more than offset by a decline in total commercial loans (5.2 percent), primarily due to lower commitment utilization by corporate borrowers and reduced demand for new loans, and lower covered assets (3.9 percent). Total average loans, excluding the third quarter credit card portfolio purchases, were lower by 1.2 percent on a linked quarter basis. Average covered assets related to the November 2008 acquisitions of Downey Savings & Loan Association, F.A. and PFF Bank and Trust
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

(“Downey” and “PFF”, respectively) were $10.3 billion in the third quarter of 2009 compared with $10.7 billion in the second quarter of 2009.
     Average investment securities in the third quarter of 2009 were $42.6 billion, essentially unchanged year-over-year and slightly higher (.9 percent) than the second quarter of 2009. The composition of the Company’s investment portfolio remained principally the same.

AVERAGE DEPOSITS	Table 5

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q09 vs	3Q09 vs	YTD	YTD	Percent
($ in millions)	2009	2009	2008	2Q09	3Q08	2009	2008	Change

Noninterest-bearing deposits	$36,982	$37,388	$28,322	(1.1)	30.6	$36,800	$27,766	32.5
Interest-bearing savings deposits
Interest checking	38,218	37,393	32,304	2.2	18.3	35,906	31,697	13.3
Money market savings	33,387	27,250	26,167	22.5	27.6	29,541	26,062	13.3
Savings accounts	13,824	12,278	5,531	12.6	nm	12,160	5,348	nm

Total of savings deposits	85,429	76,921	64,002	11.1	33.5	77,607	63,107	23.0
Time certificates of deposit less than $100,000	16,985	17,968	12,669	(5.5)	34.1	17,691	12,969	36.4
Time deposits greater than $100,000	26,966	30,943	28,546	(12.9)	(5.5)	31,293	29,560	5.9

Total interest-bearing deposits	129,380	125,832	105,217	2.8	23.0	126,591	105,636	19.8

Total deposits	$166,362	$163,220	$133,539	1.9	24.6	$163,391	$133,402	22.5

     Average total deposits for the third quarter of 2009 were higher by $32.8 billion (24.6 percent) than the third quarter of 2008. Excluding deposits from the November 2008 acquisitions of Downey and PFF and the April 2009 acquisition of the First Bank of Idaho, average total deposits increased $21.5 billion (16.1 percent) over the third quarter of 2008. Noninterest-bearing deposits increased $8.7 billion (30.6 percent) year-over-year, primarily due to growth in the Consumer and Wholesale Banking business lines. Average total savings deposits were higher year-over-year by $21.4 billion (33.5 percent) with increases in all categories, the result of growth in Consumer Banking, government, broker-dealer and institutional trust customers and the impact of acquisitions. Contributing to the increase in savings accounts was strong participation in a new savings product introduced across the franchise by Consumer Banking late in the third quarter of 2008. Average time certificates of deposit less than $100,000 were higher year-over-year by $4.3 billion (34.1 percent) primarily due to acquisitions, while average time deposits greater than $100,000 decreased (5.5 percent), reflecting a decrease in overall wholesale funding requirements.
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

     Average total deposits increased $3.1 billion (1.9 percent) over the second quarter of 2009, primarily due to strong growth in total average savings deposits, which increased by $8.5 billion (11.1 percent) quarter-over-quarter. This growth was the result of increases in Consumer Banking, corporate and institutional trust, broker-dealer and government balances. Average noninterest-bearing deposits for the third quarter of 2009 were $406 million (1.1 percent) lower than the prior quarter primarily due to seasonal decreases in the Consumer and Wholesale business lines. Average time certificates of deposit less than $100,000 decreased $983 million (5.5 percent) from the prior quarter, while average time deposits greater than $100,000 decreased by $4.0 billion (12.9 percent) from the second quarter of 2009, reflecting a reduction in wholesale funding requirements.

NONINTEREST INCOME	Table 6

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q09 vs	3Q09 vs	YTD	YTD	Percent
($ in millions)	2009	2009	2008	2Q09	3Q08	2009	2008	Change

Credit and debit card revenue	$267	$259	$269	3.1	(.7)	$782	$783	(.1)
Corporate payment products revenue	181	168	179	7.7	1.1	503	517	(2.7)
Merchant processing services	300	278	300	7.9	—	836	880	(5.0)
ATM processing services	103	104	94	(1.0)	9.6	309	271	14.0
Trust and investment management fees	293	304	329	(3.6)	(10.9)	891	1,014	(12.1)
Deposit service charges	256	250	286	2.4	(10.5)	732	821	(10.8)
Treasury management fees	141	142	128	(.7)	10.2	420	389	8.0
Commercial products revenue	157	144	132	9.0	18.9	430	361	19.1
Mortgage banking revenue	276	308	61	(10.4)	nm	817	247	nm
Investment products fees and commissions	27	27	37	—	(27.0)	82	110	(25.5)
Securities gains (losses), net	(76)	(19)	(411)	nm	81.5	(293)	(725)	59.6
Other	168	90	8	86.7	nm	427	680	(37.2)

Total noninterest income	$2,093	$2,055	$1,412	1.8	48.2	$5,936	$5,348	11.0

Noninterest Income
     Third quarter noninterest income was $2,093 million; $681 million (48.2 percent) higher than the third quarter of 2008 and $38 million (1.8 percent) higher than the second quarter of 2009. Noninterest income improved over the third quarter of 2008 primarily due to a $215 million increase in mortgage banking revenue, as the lower rate environment drove strong mortgage loan production and related production gains, and a $335 million reduction in net securities losses from a year ago. Noninterest income also benefited from higher ATM processing services fees of $9 million (9.6 percent) related to growth in transaction
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

volumes and business expansion, an increase in treasury management fees of $13 million (10.2 percent) resulting from growth in transaction volumes, and an increase in commercial products revenue of $25 million (18.9 percent) due to higher letters of credit, capital markets and other commercial loan fees. In addition, other income increased $160 million, principally due to a significant reduction in residual lease valuation losses, the impact of lower market-related valuation losses relative to the third quarter of 2008, and a gain related to the Company’s investment in Visa Inc., partially offset by higher valuation losses on equity investments. Trust and investment management fees declined $36 million (10.9 percent) and investment products fees and commissions declined $10 million (27.0 percent), reflecting adverse equity market conditions. Deposit service charges decreased $30 million (10.5 percent), primarily due to a decrease in the number of overdraft incidences, which more than offset account growth.
     Noninterest income was higher by $38 million (1.8 percent) in the third quarter of 2009 than the second quarter of 2009. Other income increased $78 million due in part to lower residual lease valuation losses, the gain related to the Company’s investment in Visa Inc. and lower equity investment valuation losses. Payments-related fees increased $43 million (6.1 percent) primarily due to seasonally higher volumes, while deposit service charges rose by $6 million (2.4 percent) quarter-over-quarter as a result of account growth. Higher capital markets revenue led to a linked quarter increase of $13 million (9.0 percent) in commercial products revenue. Partially offsetting these positive variances was a decline in trust and investment management fees of $11 million (3.6 percent), largely due to the impact of market conditions on investment management fees, and mortgage banking revenue which decreased by $32 million (10.4 percent) as a result of lower production revenue compared with the record production levels achieved in the second quarter of 2009. The unfavorable variance in net securities losses of $57 million was due to higher gains on sale of securities recognized in the second quarter of 2009.
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

NONINTEREST EXPENSE	Table 7

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q09 vs	3Q09 vs	YTD	YTD	Percent
($ in millions)	2009	2009	2008	2Q09	3Q08	2009	2008	Change

Compensation	$769	$764	$763	.7	.8	$2,319	$2,269	2.2
Employee benefits	134	140	125	(4.3)	7.2	429	391	9.7
Net occupancy and equipment	203	208	199	(2.4)	2.0	622	579	7.4
Professional services	63	59	61	6.8	3.3	174	167	4.2
Marketing and business development	137	80	75	71.3	82.7	273	220	24.1
Technology and communications	175	157	153	11.5	14.4	487	442	10.2
Postage, printing and supplies	72	72	73	—	(1.4)	218	217	.5
Other intangibles	94	95	88	(1.1)	6.8	280	262	6.9
Other	406	554	276	(26.7)	47.1	1,251	863	45.0

Total noninterest expense	$2,053	$2,129	$1,813	(3.6)	13.2	$6,053	$5,410	11.9

Noninterest Expense
     Noninterest expense in the third quarter of 2009 totaled $2,053 million, an increase of $240 million (13.2 percent) over the third quarter of 2008, but a decrease of $76 million (3.6 percent) from the second quarter of 2009. The increase in noninterest expense over a year ago was principally due to the impact of higher FDIC deposit insurance expense, marketing and business development expense and bank acquisitions. Compensation expense was essentially flat compared with a year ago, while employee benefits expense increased $9 million (7.2 percent), reflecting higher pension costs associated with previous period declines in the value of pension assets. Marketing and business development expense was higher by $62 million (82.7 percent), principally due to costs related to the introduction of new credit card products, while technology and communications expense increased $22 million (14.4 percent), primarily due to a new payments-related initiative. Other intangibles expense increased 6.8 percent due to acquisitions, and other expense increased $130 million (47.1 percent) due to higher FDIC deposit insurance expense and increased costs related to investments in affordable housing and other tax-advantaged projects, growth in mortgage servicing, and costs associated with other real estate owned.
     Noninterest expense decreased $76 million (3.6 percent) in the third quarter of 2009 from the second quarter of 2009. Other expense was $148 million (26.7 percent) lower on a linked quarter basis due to the FDIC special assessment recorded in the prior quarter, as well as decreased costs for acquisition integration and litigation costs. These favorable variances were partially offset by higher costs related to investments in
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

affordable housing and other tax-advantaged projects, which are offset by a benefit to income taxes. Employee benefits expense declined $6 million (4.3 percent) due to seasonally lower payroll taxes, while net occupancy and equipment expense was $5 million (2.4 percent) lower on a linked quarter basis, primarily due to the completion of acquisition integration activities. Partially offsetting these favorable variances were increases in marketing and business development expense of $57 million (71.3 percent) and technology and communications expense of $18 million (11.5 percent). Marketing and business development expense rose due to the introduction of new credit card products and the timing of other product campaigns. Technology and communications expense increased on a linked quarter basis due to a payments-related initiative.
Provision for Income Taxes
     The provision for income taxes for the third quarter of 2009 resulted in a tax rate on a taxable-equivalent basis of 18.4 percent (effective tax rate of 12.4 percent) compared with 28.4 percent (effective tax rate of 25.3 percent) in the third quarter of 2008 and 23.6 percent (effective tax rate of 17.1 percent) in the second quarter of 2009. The decline in the effective tax rate as compared with the same quarter of 2008 reflects the marginal impact of tax exempt income, investments in affordable housing and other tax advantaged projects combined with lower pretax earnings year-over-year.
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

ALLOWANCE FOR CREDIT LOSSES	Table 8

	3Q	2Q	1Q	4Q	3Q
($ in millions)	2009	2009	2009	2008	2008

Balance, beginning of period	$4,571	$4,105	$3,639	$2,898	$2,648

Net charge-offs
Commercial	200	177	112	108	57
Lease financing	44	55	55	31	22

Total commercial	244	232	167	139	79
Commercial mortgages	30	28	13	14	9
Construction and development	159	93	117	63	56

Total commercial real estate	189	121	130	77	65

Residential mortgages	129	116	91	84	71

Credit card	271	263	212	169	149
Retail leasing	8	10	13	11	9
Home equity and second mortgages	89	83	70	52	48
Other retail	111	102	99	95	77

Total retail	479	458	394	327	283

Total net charge-offs, excluding covered assets	1,041	927	782	627	498
Covered assets	—	2	6	5	—

Total net charge-offs	1,041	929	788	632	498
Provision for credit losses	1,456	1,395	1,318	1,267	748
Acquisitions and other changes	—	—	(64)	106	—

Balance, end of period	$4,986	$4,571	$4,105	$3,639	$2,898

Components
Allowance for loan losses	$4,825	$4,377	$3,947	$3,514	$2,767
Liability for unfunded credit commitments	161	194	158	125	131

Total allowance for credit losses	$4,986	$4,571	$4,105	$3,639	$2,898

Gross charge-offs	$1,105	$992	$840	$678	$544
Gross recoveries	$64	$63	$52	$46	$46

Allowance for credit losses as a percentage of
Period-end loans, excluding covered assets	2.88	2.66	2.37	2.09	1.71
Nonperforming loans, excluding covered assets	150	152	169	206	222
Nonperforming assets, excluding covered assets	134	137	152	184	194

Period-end loans	2.72	2.51	2.23	1.96	1.71
Nonperforming loans	125	124	131	151	222
Nonperforming assets	114	114	120	139	194
Credit Quality
     Credit losses and nonperforming assets continued to trend higher, although the rate of increase moderated somewhat during the current quarter, reflecting the recessionary economic environment. The allowance for credit losses was $4,986 million at September 30, 2009, compared with $4,571 million at June 30, 2009, and $2,898 million at September 30, 2008. Total net charge-offs in the third quarter of 2009 were
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

$1,041 million, compared with $929 million in the second quarter of 2009, and $498 million in the third quarter of 2008. The increase in total net charge-offs compared with a year ago was driven by factors affecting the residential housing markets, including homebuilding and related industries, commercial real estate properties and credit costs associated with credit card and other consumer and commercial loans as the economy weakened. As a result of the stress in these areas, the Company recorded $415 million of provision for credit losses in excess of net charge-offs, increasing the allowance for credit losses during the third quarter of 2009.
     Commercial and commercial real estate loan net charge-offs increased to $433 million in the third quarter of 2009 (2.02 percent of average loans outstanding) compared with $353 million (1.61 percent of average loans outstanding) in the second quarter of 2009 and $144 million (.66 percent of average loans outstanding) in the third quarter of 2008. This increasing trend reflected stress in commercial real estate, residential housing, especially homebuilding and related industry sectors, along with the impact of current economic conditions on commercial loan portfolios.
     Residential mortgage loan net charge-offs were $129 million in the third quarter of 2009 (2.10 percent of average loans outstanding) compared with $116 million (1.94 percent of average loans outstanding) in the second quarter of 2009 and $71 million (1.21 percent of average loans outstanding) in the third quarter of 2008. Total retail loan net charge-offs were $479 million (3.05 percent of average loans outstanding) in the third quarter of 2009 compared with $458 million (2.99 percent of average loans outstanding) in the second quarter of 2009 and $283 million (1.98 percent of average loans outstanding) in the third quarter of 2008. The increased residential mortgage and retail loan credit losses reflected the adverse impact of current economic conditions on consumers, as rising unemployment levels increased losses in prime-based residential portfolios.
     The ratio of the allowance for credit losses to period-end loans was 2.72 percent (2.88 percent excluding covered assets) at September 30, 2009, compared with 2.51 percent (2.66 percent excluding covered assets) at June 30, 2009, and 1.71 percent at September 30, 2008. The ratio of the allowance for credit losses to nonperforming loans was 125 percent (150 percent excluding covered assets) at September 30, 2009, compared with 124 percent (152 percent excluding covered assets) at June 30, 2009, and 222 percent at September 30, 2008.
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

CREDIT RATIOS	Table 9

	3Q	2Q	1Q	4Q	3Q
(Percent)	2009	2009	2009	2008	2008

Net charge-offs ratios (a)
Commercial	1.78	1.50	.92	.85	.47
Lease financing	2.66	3.29	3.29	1.87	1.36
Total commercial	1.89	1.72	1.21	.97	.58

Commercial mortgages	.49	.47	.22	.24	.16
Construction and development	6.62	3.79	4.82	2.59	2.36
Total commercial real estate	2.22	1.44	1.58	.94	.81

Residential mortgages	2.10	1.94	1.54	1.43	1.21

Credit card (b)	6.99	7.36	6.32	5.18	4.85
Retail leasing	.66	.80	1.03	.86	.69
Home equity and second mortgages	1.82	1.72	1.48	1.11	1.07
Other retail	1.94	1.80	1.75	1.70	1.41
Total retail	3.05	2.99	2.62	2.21	1.98

Total net charge-offs, excluding covered assets	2.41	2.15	1.82	1.45	1.19

Covered assets	—	.07	.21	.38	—

Total net charge-offs	2.27	2.03	1.72	1.42	1.19

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (c)
Commercial	.17	.16	.19	.13	.11
Commercial real estate	.12	.22	.07	.11	.05
Residential mortgages	2.32	2.11	2.03	1.55	1.34
Retail	1.00	.94	.94	.82	.68
Total loans, excluding covered assets	.78	.72	.68	.56	.46
Covered assets	7.92	7.60	6.76	5.13	—
Total loans	1.16	1.12	1.05	.84	.46

Delinquent loan ratios - 90 days or more past due including nonperforming loans (c)
Commercial	2.19	1.89	1.59	.82	.76
Commercial real estate	5.22	5.05	3.87	3.34	2.25
Residential mortgages	3.86	3.46	3.02	2.44	2.00
Retail	1.28	1.19	1.16	.97	.81
Total loans, excluding covered assets	2.69	2.48	2.08	1.57	1.23
Covered assets	14.74	14.10	13.11	10.74	—
Total loans	3.34	3.15	2.74	2.14	1.23

(a)	Annualized and calculated on average loan balances

(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date, were 7.30 percent for the third quarter of 2009.

(c)	Ratios are expressed as a percent of ending loan balances.
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

ASSET QUALITY	Table 10

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
($ in millions)	2009	2009	2009	2008	2008

Nonperforming loans
Commercial	$908	$785	$651	$290	$280
Lease financing	119	123	119	102	85

Total commercial	1,027	908	770	392	365

Commercial mortgages	502	471	392	294	164
Construction and development	1,230	1,156	887	780	545

Total commercial real estate	1,732	1,627	1,279	1,074	709

Residential mortgages	383	324	239	210	155
Retail	174	155	135	92	74

Total nonperforming loans, excluding covered assets	3,316	3,014	2,423	1,768	1,303

Covered assets	672	682	702	643	—

Total nonperforming loans	3,988	3,696	3,125	2,411	1,303

Other real estate	366	293	257	190	164
Other nonperforming assets	38	27	28	23	25

Total nonperforming assets (a)	$4,392	$4,016	$3,410	$2,624	$1,492

Accruing loans 90 days or more past due, excluding covered assets	$1,344	$1,245	$1,185	$967	$787

Accruing loans 90 days or more past due	$2,125	$2,042	$1,932	$1,554	$787

Restructured loans that continue to accrue interest	$2,254	$2,107	$1,901	$1,509	$1,180

Nonperforming assets to loans plus ORE, excluding covered assets (%)	2.14	1.94	1.56	1.14	.88

Nonperforming assets to loans plus ORE (%)	2.39	2.20	1.85	1.42	.88

(a)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest.
     Nonperforming assets at September 30, 2009, totaled $4,392 million, compared with $4,016 million at June 30, 2009, and $1,492 million at September 30, 2008. Included in September 30, 2009, nonperforming assets were $672 million of assets covered under a loss sharing agreement with the FDIC that substantially reduces the risk of credit losses to the Company. The ratio of nonperforming assets to loans and other real estate was 2.39 percent (2.14 percent excluding covered assets) at September 30, 2009, compared with 2.20 percent (1.94 percent excluding covered assets) at June 30, 2009, and .88 percent at September 30, 2008. The increase in nonperforming assets compared with a year ago was driven primarily by the residential construction portfolio and related industries and the residential mortgage portfolio, as well as an increase in foreclosed residential properties and the impact of the economic slowdown on other commercial customers. The Company expects nonperforming assets to continue to increase as difficult
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

economic conditions affect more borrowers within both consumer and commercial loan portfolios. Accruing loans 90 days or more past due increased to $2,125 million ($1,344 million excluding covered assets) at September 30, 2009, compared with $2,042 million ($1,245 million excluding covered assets) at June 30, 2009, and $787 million at September 30, 2008. The increase excluding covered assets of $557 million reflected stress in residential mortgages, commercial, construction, credit cards, and home equity loans. Restructured loans that continue to accrue interest have also increased compared with the third quarter of 2008 and the second quarter of 2009, reflecting the impact of loan modifications for certain residential mortgage and consumer credit card customers in light of current economic conditions. The Company expects this trend to continue as the Company actively works with customers to modify loans for borrowers who are having financial difficulties.

CAPITAL POSITION	Table 11

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
($ in millions)	2009	2009	2009	2008	2008
Total U.S. Bancorp shareholders’ equity	$25,171	$24,171	$27,223	$26,300	$21,675
Tier 1 capital	21,990	21,710	25,284	24,426	18,877
Total risk-based capital	30,126	30,039	33,504	32,897	27,403

Tier 1 capital ratio	9.5%	9.4%	10.9%	10.6%	8.5%
Total risk-based capital ratio	13.0	13.0	14.4	14.3	12.3
Leverage ratio	8.6	8.4	9.8	9.8	8.0
Tier 1 common equity ratio	6.8	6.7	5.4	5.1	5.7
Tangible common equity ratio	5.4	5.1	3.8	3.3	4.5
Tangible common equity as a percent of risk-weighted assets	6.0	5.7	4.2	3.7	4.8
     Total U.S. Bancorp shareholders’ equity was $25.2 billion at September 30, 2009, compared with $24.2 billion at June 30, 2009, and $21.7 billion at September 30, 2008. The year-over-year increase was a result of earnings and a $2.7 billion (153 million shares) common stock offering in the second quarter of 2009. During the third quarter of 2009, the Company repurchased for $139 million, the warrant previously issued to the U.S. Department of the Treasury as part of the Company’s participation in the Treasury’s Capital Purchase Program. The repurchase price was charged to equity. The Tier 1 capital ratio was 9.5 percent at September 30, 2009, compared with 9.4 percent at June 30, 2009, and 8.5 percent at September 30, 2008. The Tier 1 common equity ratio was 6.8 percent at September 30, 2009, compared with 6.7 percent at June 30, 2009, and 5.7 percent at September 30, 2008. Tangible common equity divided by
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

tangible assets was 5.4 percent at September 30, 2009, compared with 5.1 percent at June 30, 2009, and 4.5 percent at September 30, 2008. All regulatory ratios continue to be in excess of “well-capitalized” requirements.

COMMON SHARES	Table 12

	3Q	2Q	1Q	4Q	3Q
(Millions)	2009	2009	2009	2008	2008

Beginning shares outstanding	1,912	1,759	1,755	1,754	1,741
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	—	153	4	1	13

Ending shares outstanding	1,912	1,912	1,759	1,755	1,754

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13

	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			3Q 2009
	3Q	2Q	3Q	3Q09 vs	3Q09 vs	YTD	YTD	Percent	Earnings
($ in millions)	2009	2009	2008	2Q09	3Q08	2009	2008	Change	Composition

Business Line

Wholesale Banking	$29	$101	$282	(71.3)	(89.7)	$142	$807	(82.4)	5%
Consumer Banking	259	198	151	30.8	71.5	685	725	(5.5)	43
Wealth Management & Securities Services	96	90	102	6.7	(5.9)	281	352	(20.2)	16
Payment Services	67	54	204	24.1	(67.2)	212	663	(68.0)	11
Treasury and Corporate Support	152	28	(163)	nm	nm	283	69	nm	25

Consolidated Company	$603	$471	$576	28.0	4.7	$1,603	$2,616	(38.7)	100%

(a)	preliminary data
Lines of Business
     The Company’s major lines of business are Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2009, business line results were restated and presented on a comparable basis for organization and methodology changes to more closely align capital allocation with Basel II requirements and to allocate the provision for credit losses based on net charge-offs and changes in the risks of specific loan portfolios. Previously, the provision for credit losses in excess of net charge-offs remained in Treasury and Corporate Support, and the other lines of business’ results included only the portion of the provision for credit losses equal to net charge-offs.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking recorded net income of $29 million in the third quarter of 2009, compared with $282 million in the third quarter of 2008 and $101 million in the second quarter of 2009. Stronger total net revenue year-over-year was more than offset by an increase in the provision for credit losses and an increase in total noninterest expense. Net interest income increased $37 million (7.3 percent) year-over-year due to strong growth in average deposits and improved spreads on loans, partially offset by the impact of declining rates on the margin benefit from deposits. Total noninterest income increased $14 million (6.3 percent) as growth in treasury management, letters of credit, commercial loan, and capital markets fees was partially offset by declining valuations on equity investments. Total noninterest expense increased by $19 million (7.5 percent) over a year ago, primarily due to an increase in FDIC deposit insurance expense. The provision for credit losses was $426 million higher year-over-year due to an increase in net charge-offs and deterioration in the credit quality of commercial and commercial real estate loans.
     Wholesale Banking’s contribution to net income in the third quarter of 2009 was $72 million lower than the second quarter of 2009. The decrease was principally due to an increase in the provision for credit losses, reflecting a $56 million increase in net charge-offs on a linked quarter basis, and stress in the commercial real estate, homebuilding and related industry sectors, along with the impact of the current economic conditions on the commercial loan portfolios. Total net revenue was higher on a linked quarter basis due to an increase in net interest income (2.3 percent), partially offset by a decrease in total noninterest
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

income (2.5 percent). The increase in net interest income was due to growth in average deposit balances and improved spreads on new loan activity, partially offset by lower average loan balances, reflecting reduced commitment utilization by wholesale customers and lower demand for new loans. The decrease in total noninterest income was principally due to losses from equity investments, partially offset by higher commercial products revenue including, standby letters of credit, syndication, capital markets and other loan fees. Total noninterest expense decreased $13 million (4.5 percent) due to seasonally higher processing costs in the second quarter of 2009.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer Banking contributed $259 million of the Company’s net income in the third quarter of 2009, a $108 million (71.5 percent) increase over the third quarter of 2008, and a $61 million (30.8 percent) increase over the prior quarter. Within Consumer Banking, the retail banking division accounted for $111 million of the total contribution, 14.0 percent below the same quarter of last year, but $75 million higher on a linked quarter basis. The decrease in the retail banking division from the same period of 2008 was due to an increase in the provision for credit losses driven by credit deterioration and higher total noninterest expense from business investments, partially offset by growth in total net revenue. Net interest income for the retail banking division decreased $14 million (1.5 percent) year-over-year as revenues from higher average loan and deposit balances, including the impact of Downey and PFF, and yield-related loan fees were offset by a reduction in the margin benefit from deposits in a declining interest rate environment. Total noninterest income for the retail banking division increased $55 million (12.6 percent) over a year ago due to a significant improvement in retail lease residual losses and higher ATM processing services fees, partially offset by lower deposit service charges. Total noninterest expense for the division in the third quarter of 2009 was 7.6 percent higher year-over-year, principally due to acquisitions and higher FDIC deposit insurance expense. The provision for credit losses for the retail banking division increased due to year-over-year growth in net charge-offs and stress in residential mortgages, home equity and other installment and consumer loan portfolios. In the third quarter of 2009, the mortgage banking division’s contribution was $148 million, a $126 million increase over the third quarter of 2008. The division’s total net revenue increased by $276 million over a year ago, reflecting robust mortgage loan production, improved loan sale profitability and an increase in net interest income related to strong
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

growth in average loans held for sale. Total noninterest expense for the mortgage banking division increased $45 million (62.5 percent) over the third quarter of 2008 primarily due to higher production levels and servicing costs associated with other real estate owned and foreclosures. The provision for credit losses increased $34 million for the mortgage banking division, reflecting an increase in net charge-offs related to residential mortgages.
     Consumer Banking’s contribution in the third quarter of 2009 was higher by $61 million (30.8 percent) than the second quarter of 2009 primarily due to lower provision for credit losses and total noninterest expense. Within Consumer Banking, the retail banking division’s contribution increased $75 million on a linked quarter basis due to favorable variances in total net revenue, total noninterest expense and the provision for credit losses. Total net revenue for the retail banking division increased $7 million, principally due to higher deposit service charges and lower equity investment losses, which were partially offset by a decrease in net interest income, as the benefit of deposit growth was offset by lower loan volumes and the impact of declining rates on the margin benefit from deposits. Total noninterest expense for the retail banking division decreased $21 million (2.6 percent) on a linked quarter basis, primarily due to lower litigation-related costs, other intangibles expense and cost containment activities. The provision for credit losses for the division decreased by $90 million (17.5 percent), as deterioration in the credit quality of consumer loan portfolios moderated compared with the second quarter of 2009. The contribution of the mortgage banking division decreased $14 million (8.6 percent) from the second quarter of 2009, driven by lower production revenue compared with the record production levels achieved in the second quarter of 2009 and an increase in the provision for credit losses. Total net revenue decreased by $8 million (1.9 percent) due to lower mortgage banking revenue, partially offset by a $23 million (23.0 percent) increase in net interest income due to increased volumes in the mortgages held for sale portfolio. The mortgage banking division’s provision for credit losses increased by $18 million (47.4 percent) on a linked quarter basis due to an increase in net charge-offs.
     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $96 million of the Company’s net income in the third quarter of 2009, a 5.9 percent decrease from the third quarter of 2008 and a 6.7 percent increase over the second quarter of 2009. Total net revenue year-over-year decreased $27 million (6.6
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

percent). Net interest income was lower by $15 million (15.0 percent), primarily due to a decline in the margin benefit from average deposit balances, while total noninterest income decreased by $12 million (3.9 percent), reflecting the impact of unfavorable equity market conditions compared with a year ago. Total noninterest expense was $28 million (11.1 percent) lower than the same quarter of 2008 primarily due to lower compensation and employee benefits expense, litigation-related costs and other intangibles expense, partially offset by higher FDIC deposit insurance expense.
     The increase in the business line’s contribution in the third quarter of 2009 compared with the prior quarter was principally the result of lower total noninterest expense (5.1 percent). Net interest income was $3 million higher, primarily due to increased deposit volumes. Total noninterest income was basically flat as lower trust and investment management fees were offset by the impact of lower market-related valuation losses relative to the second quarter of 2009.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services’ offerings are highly inter-related with banking products and services of the other lines of business and rely on access to the bank subsidiary’s settlement network, lower cost funding available to the Company, cross-selling opportunities and operating efficiencies. Payment Services contributed $67 million of the Company’s net income in the third quarter of 2009, a decrease of 67.2 percent from the same period of 2008, but a 24.1 percent increase over the prior quarter. The decline year-over-year was primarily due to a $223 million increase in the provision for credit losses, driven by an increase in net charge-offs and an increase in provision expense related to credit card portfolio growth, higher delinquency rates and changing economic conditions from a year ago. Total net revenue increased $72 million (7.1 percent). Net interest income increased $55 million (22.5 percent) due to strong growth in credit card balances, partially offset by the cost of rebates on the government card program. Total noninterest income increased $17 million (2.2 percent) year-over-year due to higher corporate payment products revenue and income from other payments-related initiatives. Total noninterest expense increased by $64 million (16.2 percent), principally due to marketing and business development expense related to new credit card products.
     Payment Services’ contribution in the third quarter of 2009 increased $13 million (24.1 percent) over the second quarter of 2009 due to an increase in total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased $78 million (7.8 percent) over the second quarter of 2009. Net interest income increased $19 million (6.8 percent) on a linked quarter basis due to loan growth and
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

higher loan fees, partially offset by the cost of rebates on the government card program. Total noninterest income grew 8.2 percent due to seasonally higher transaction volumes and improved pricing. Total noninterest expense increased $59 million (14.8 percent), principally due to marketing expense for new credit card product initiatives.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $152 million in the third quarter of 2009, compared with a net loss of $163 million in the third quarter of 2008 and net income of $28 million in the second quarter of 2009. Net interest income increased $65 million in the current quarter over the third quarter of 2008, reflecting the impact of the current rate environment, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income increased $393 million, primarily due to lower net securities losses. Total noninterest expense increased $84 million, principally due to costs related to affordable housing and other tax-advantaged projects and increased acquisition integration costs.
     Net income in the third quarter of 2009 was higher on a linked quarter basis as total net revenue increased $6 million and total noninterest expense was lower by $86 million, reflecting the FDIC special assessment recorded in the second quarter of 2009 and lower acquisition integration costs, partially offset by higher costs related to affordable housing and other tax-advantaged projects.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

On Wednesday, October 21, 2009, at 8:00 a.m. (CT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 29859232. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, October 21st, and will run through Wednesday, October 28th, at 11:00 p.m. (CT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 29859232. To access the webcast go to www.usbank.com and click on “About U.S. Bancorp” and then “Investor/Shareholder Information.” The webcast link can be found under “Webcasts and Presentations.”
Minneapolis-based U.S. Bancorp (“USB”), with $265 billion in assets, is the parent company of U.S. Bank National Association, the 6th largest commercial bank in the United States. The Company operates 2,851 banking offices and 5,175 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues and the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance could be impacted as the financial industry restructures in the current environment, by increased regulation of financial institutions or other effects of recently enacted legislation, and by changes in the competitive landscape. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from
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U.S. Bancorp Reports Third Quarter 2009 Results
October 21, 2009

both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•	Tangible common equity to tangible assets,

•	Tier 1 common equity to risk-weighted assets, and

•	Tangible common equity to risk-weighted assets.
These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. These ratios differ from capital measures defined by banking regulators principally in that the numerator excludes shareholders’ equity associated with preferred securities, the nature and extent of which varies across organizations.
Despite the importance of these measures to the Company, there are no standardized definitions for them and, as a result, the Company’s calculation methods may differ from those used by other organizations. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure. A table follows that provides the calculations for these Non-GAAP financial measures.
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,
(Unaudited)	2009	2008	2009	2008

Interest Income
Loans	$2,373	$2,487	$7,068	$7,476
Loans held for sale	87	52	221	174
Investment securities	374	478	1,210	1,507
Other interest income	23	40	65	120

Total interest income	2,857	3,057	8,564	9,277
Interest Expense
Deposits	299	425	937	1,489
Short-term borrowings	138	276	412	861
Long-term debt	313	423	1,007	1,316

Total interest expense	750	1,124	2,356	3,666

Net interest income	2,107	1,933	6,208	5,611
Provision for credit losses	1,456	748	4,169	1,829

Net interest income after provision for credit losses	651	1,185	2,039	3,782
Noninterest Income
Credit and debit card revenue	267	269	782	783
Corporate payment products revenue	181	179	503	517
Merchant processing services	300	300	836	880
ATM processing services	103	94	309	271
Trust and investment management fees	293	329	891	1,014
Deposit service charges	256	286	732	821
Treasury management fees	141	128	420	389
Commercial products revenue	157	132	430	361
Mortgage banking revenue	276	61	817	247
Investment products fees and commissions	27	37	82	110
Securities gains (losses), net	(76)	(411)	(293)	(725)
Other	168	8	427	680

Total noninterest income	2,093	1,412	5,936	5,348
Noninterest Expense
Compensation	769	763	2,319	2,269
Employee benefits	134	125	429	391
Net occupancy and equipment	203	199	622	579
Professional services	63	61	174	167
Marketing and business development	137	75	273	220
Technology and communications	175	153	487	442
Postage, printing and supplies	72	73	218	217
Other intangibles	94	88	280	262
Other	406	276	1,251	863

Total noninterest expense	2,053	1,813	6,053	5,410

Income before income taxes	691	784	1,922	3,720
Applicable income taxes	86	198	287	1,060

Net income	605	586	$1,635	2,660
Net income attributable to noncontrolling interests	(2)	(10)	(32)	(44)

Net income attributable to U.S. Bancorp	$603	$576	$1,603	$2,616

Net income applicable to U.S. Bancorp common shareholders	$583	$557	$1,223	$2,560

Earnings per common share	$.31	$.32	$.67	$1.47
Diluted earnings per common share	$.30	$.32	$.66	$1.46
Dividends declared per common share	$.050	$.425	$.150	$1.275
Average common shares outstanding	1,908	1,743	1,832	1,738
Average diluted common shares outstanding	1,917	1,756	1,840	1,753

U.S. Bancorp
Consolidated Ending Balance Sheet

	September 30,	December 31,	September 30,
(Dollars in Millions)	2009	2008	2008

	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$5,016	$6,859	$7,118
Investment securities
Held-to-maturity	48	53	64
Available-for-sale	42,288	39,468	39,285
Loans held for sale	6,030	3,210	3,116
Loans
Commercial	50,712	56,618	56,454
Commercial real estate	33,896	33,213	32,177
Residential mortgages	24,947	23,580	23,341
Retail	63,642	60,368	57,891

Total loans, excluding covered assets	173,197	173,779	169,863
Covered assets	9,859	11,450	—

Total loans	183,056	185,229	169,863
Less allowance for loan losses	(4,825)	(3,514)	(2,767)

Net loans	178,231	181,715	167,096
Premises and equipment	2,251	1,790	1,775
Goodwill	8,597	8,571	7,816
Other intangible assets	3,158	2,834	3,242
Other assets	19,439	21,412	17,543

Total assets	$265,058	$265,912	$247,055

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$34,250	$37,494	$35,476
Interest-bearing	104,950	85,886	76,697
Time deposits greater than $100,000	30,555	35,970	27,331

Total deposits	169,755	159,350	139,504
Short-term borrowings	28,166	33,983	37,423
Long-term debt	33,249	38,359	40,110
Other liabilities	8,008	7,187	7,595

Total liabilities	239,178	238,879	224,632
Shareholders’ equity
Preferred stock	1,500	7,931	1,500
Common stock	21	20	20
Capital surplus	8,308	5,830	5,646
Retained earnings	23,629	22,541	23,032
Less treasury stock	(6,534)	(6,659)	(6,695)
Accumulated other comprehensive income (loss)	(1,753)	(3,363)	(1,828)

Total U.S. Bancorp shareholders’ equity	25,171	26,300	21,675
Noncontrolling interests	709	733	748

Total equity	25,880	27,033	22,423

Total liabilities and equity	$265,058	$265,912	$247,055

U.S. Bancorp
Non-GAAP Financial Measures

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in Millions, Unaudited)	2009 *	2009	2009	2008	2008

Total equity	$25,880	$24,886	$27,942	$27,033	$22,423
Preferred stock	(1,500)	(1,500)	(7,939)	(7,931)	(1,500)
Noncontrolling interests	(709)	(715)	(719)	(733)	(748)
Goodwill (net of deferred tax liability)	(8,161)	(8,035)	(8,001)	(8,153)	(7,706)
Intangible assets, other than mortgage servicing rights	(1,604)	(1,479)	(1,516)	(1,640)	(1,801)

Tangible common equity (a)	13,906	13,157	9,767	8,576	10,668

Tier 1 capital, determined in accordance with prescribed regulatory requirements	21,990	21,710	25,284	24,426	18,877
Trust preferred securities	(4,024)	(4,024)	(4,024)	(4,024)	(4,024)
Preferred stock	(1,500)	(1,500)	(7,939)	(7,931)	(1,500)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(692)	(692)	(692)	(693)	(691)

Tier 1 common equity (b)	15,774	15,494	12,629	11,778	12,662

Total assets	265,058	265,560	263,624	265,912	247,055
Goodwill (net of deferred tax liability)	(8,161)	(8,035)	(8,001)	(8,153)	(7,706)
Intangible assets, other than mortgage servicing rights	(1,604)	(1,479)	(1,516)	(1,640)	(1,801)

Tangible assets (c)	255,293	256,046	254,107	256,119	237,548
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (d)	231,993	231,821	232,043	230,628	222,574

Ratios
Tangible common equity to tangible assets (a)/(c)	5.4%	5.1%	3.8%	3.3%	4.5%
Tier 1 common equity to risk-weighted assets (b)/(d)	6.8	6.7	5.4	5.1	5.7
Tangible common equity to risk-weighted assets (a)/(d)	6.0	5.7	4.2	3.7	4.8

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.